                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

               HOME PROPERTIES REPORTS FIRST QUARTER 2005 RESULTS
                FFO Per Share Exceeds Wall Street's Mean Estimate

ROCHESTER,  NY,  April 28,  2005 - Home  Properties  (NYSE:HME)  today  released financial  results for the first quarter  ending March 31, 2005. All results are reported on a diluted basis.

"In this  year's  first  quarter,  compared  to the same  period a year ago,  an increase in rental rates, total revenues and net operating income produced Funds from  Operations  per share of  $0.60,  exceeding  Wall  Street  analysts'  mean estimate," said Edward J.  Pettinella,  President and CEO. He explained that the
$0.60 excludes  onetime  impairment  charges  recorded in the first quarter that will be  recaptured in a later  period.  "We are pleased that  occupancy for the month of March was higher than for the quarter as a whole,  consistent  with the trend of improving  occupancy  imbedded in our guidance for operating results in
2005," he  continued.  "Expense  increases in the first  quarter were the lowest we've seen since the first quarter of 2002, an encouraging sign that various new initiatives  will  contribute to our performance  expectations  for the year, as planned."

Earnings  per share  ("EPS")  for the  quarter  ended March 31, 2005 was ($0.06)
compared to $0.14 for the quarter ended March 31, 2004,  primarily  attributable to the $7.7 million of  additional  impairment  charges  taken on the  remaining affordable  properties  in 2005.  EPS for the  quarter  ended March 31, 2005 for income from  continuing  operations was $0.10 compared to $0.14 for the year-ago period.

For the quarter ended March 31, 2005,  Funds From  Operations  ("FFO") was $21.4
million,  or $0.43 per share, as compared to $30.6 million,  or $0.62 per share, for the quarter  ended  March 31,  2004.  Before the  effects of the  impairment charges discussed above, FFO would have been $29.1 million,  or $0.60 per share.
As adjusted,  these  results  exceeded  analysts'  mean  estimates by $0.01,  as reported  by First  Call and  equate  to a 5.0%  decrease  in total FFO from the comparable  prior-year  period  and a 3.2%  decrease  on a  per-share  basis.  A reconciliation  of FFO to GAAP net  income is  included  in the  financial  data accompanying this press release.

First Quarter Operating Results
-------------------------------

For the  first  quarter  of 2005,  same-property  comparisons  (for  139  "Core"
properties  containing  39,290  apartment  units  owned  since  January 1, 2004)
reflected an increase in total  revenues of 1.6% as compared to the same quarter a year  ago.  Net  operating  income  ("NOI")  increased  by 1.0% from the first quarter of 2004.  Property level  operating  expenses  increased by 2.3% for the quarter,  primarily  due to  increases in natural gas heating  costs,  personnel expense and real  estate  taxes,  offset in part by a  reduction  in repairs and maintenance and property insurance.

Average  economic  occupancy for the Core  properties was 92.3% during the first quarter of 2005,  down from  93.6%  during  the first  quarter of 2004.  Average monthly rental rates increased 2.7% to $963 as compared to the year-ago period.

On a sequential basis,  compared to the 2004 fourth quarter results for the Core properties,  rental  revenues  were  down  0.1% in the  first  quarter  of 2005, expenses were up 8.8% and net operating  income was down 7.6%.  Average economic occupancy  remained  constant at 92.3% with no change to average  monthly rents.
The  expense  increase  in the first  quarter  compared  to the  fourth  quarter represents  typical  seasonality from higher natural gas and snow removal costs.
If the first  quarter  expenses  are  adjusted  to remain  constant  with fourth quarter 2004 expenses for these two line items, expenses would be up slightly at
0.3% and sequential NOI results would have decreased 1.6%.

Occupancies for the 3,036 net apartment  units acquired  between January 1, 2004 and March 31, 2005 (the "Recently Acquired  Communities")  averaged 94.9% during the first quarter of 2005, at average monthly rents of $1,029.

Acquisitions and Dispositions
-----------------------------

During  the first  quarter,  the  Company  announced  the  acquisition  of three
apartment  communities  in  three  unrelated   transactions.   The  acquisitions
consisted of one  apartment  community in Maryland with a total of 204 units and two  apartment  communities  in New Jersey  with 346 units  combined.  The total purchase price of $40 million, including closing costs, equated to an average of
$72,700 per  apartment.  Consideration  included  $7.9 million of new or assumed debt (fair  market  value of $7.9  million),  $19.7  million in cash,  and $12.4 million of Operating  Partnership  Units in Home  Properties,  L.P. ("OP Units")
(fair market value of  $12.6 million).  The OP Units are exchangeable for shares of HME common stock on a one-for-one basis after a one-year holding period.  The weighted average first year  capitalization rate projected on these acquisitions is 6.5%.

Update on Sale of Affordable Properties
---------------------------------------

As of March 31, 2005,  the Company  continued to own two  affordable  properties
(three  partnerships),  with a total of 1,925  units.  The  Company  retains its ownership  interest and will  continue to manage each  property.  For one of the properties,  the Company recorded a $400,000 net impairment  charge during March which was based upon a current letter of intent from a buyer.

The other property (two  partnerships) is being disposed of through a default on the  non-recourse  financing.  At December  31, 2004,  the Company  owned a .01%
general partner  interest in this property,  and the Company's net investment in this property was reduced to zero. In January, 2005, the Company repurchased the limited partner's 99.99% interests for $5.7 million.  As the Company is now sole owner of the  property,  we are in total control and can execute our strategy to dispose of the property itself. During March, the mortgage note was sold by HUD.
The Company performed a valuation  analysis based on a short term holding period on  the  underlying  real  estate,  and as a  result,  recorded  a $7.3  million impairment  of real  estate to adjust the net book value of the  property to the
Company's  estimate of fair market value.  The Company is aggressively  pursuing the transfer of title to the property to either the new mortgage holder or other interested buyers. The Company is hopeful this transfer takes place during 2005.
When the transfer occurs, the Company would be relieved of its obligation on the mortgage  note and would  recognize  an  offsetting  $7.3 million gain from debt forgiveness  in excess of the new reduced basis on the real estate that would in essence zero out the $7.3 million impairment charge recorded.

Capital Markets Activities
--------------------------

During the first quarter of 2005, the Company's  additional capital raised under its Dividend  Reinvestment  and Direct Stock  Purchase Plan  ("DRIP")  netted to zero.  The Company met share demand  through  share  repurchase  by the transfer agent in the open  market  instead  of new  share  issuance.  This  removes  the dilution  caused by issuing  new shares at a price less than the  published  net asset value in an economic and efficient manner.

As of March 31, 2005, the Company's ratio of debt-to-total market capitalization was 47.1%,  with $92 million  outstanding on its $115 million  revolving  credit facility and $9.9 million of unrestricted  cash on hand. The equity component of total market  capitalization  is calculated using the closing stock price at the end of the quarter of $38.80. The calculation at the end of the year resulted in a level of 42.5%,  which  was based on a stock  price of  $43.00.  To  provide a better  comparison of the actual change in leverage  levels,  the  percentage at
March 31, 2005 would be 44.6% using a constant stock price of $43.00.  This 2.1%
increase in leverage using a constant  stock price is a better  indicator of how leverage was affected by the  Company's  stock  buyback  activity and other debt transactions during the quarter.

In  addition,  as  of  March  31,  2005,  mortgage  debt  of  $1.6  billion  was outstanding,  at rates of interest averaging 6.0% and with staggered  maturities averaging approximately seven years.  Approximately 87% of total indebtedness is at fixed rates. Interest coverage averaged 2.2 times during the quarter; and the fixed charge ratio, which includes preferred dividends,  averaged 2.1 times. The
percentages,   loan  balances  and  other   statistics  are  prior  to  FIN  46R
consolidations   on  the  Balance  Sheet  to  provide  a  better  comparison  to information supplied for the March 31, 2004 Balance Sheet.

The Company estimates its net asset value ("NAV") per share at March 31, 2005 to be $44.95 based on the midpoint of  capitalizing,  at rates from 6.75% to 7.25%, the total of the annualized and seasonally  adjusted first quarter  property net operating income,  plus a 4% growth factor,  minus a management fee. The Company believes the cap rate range reflects current market conditions.

During  the  first  quarter  of 2005,  the  Company  repurchased  an  additional
1,300,700  shares at a weighted  average price of $40.99 per share.  The Company has Board  authorization to buyback up to approximately  2.7 million  additional shares of its common stock or Operating Partnership Units.

Outlook
-------

For 2005,  the Company has  reconfirmed  its  guidance and expects FFO per share between  $2.83 and $2.97 per share,  which will  produce FFO per share growth of
(0.4%) to 4.6% when  compared to 2004 results  before the effects of real estate impairment  charges in either year.  This guidance range  reflects  management's current assessment of economic and market conditions.

The  quarterly  breakdown  for the  remainder of 2005  guidance on FFO per share results is as follows:  Second  quarter  $0.73 to $0.76;  third quarter $0.79 to
$0.83; fourth quarter $0.74 to $0.78.  Assumptions used for the 2005 projections are included with the published supplemental information.

Conference Call
---------------

The Company will conduct a conference call and simultaneous  Webcast tomorrow at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen to the call, please dial  888-433-1657  (International  303-957-1357).  A replay of the call will be available until May 6, 2005, by dialing  800-633-8284 or 402-977-9140 and entering  21228980.  The Company  Webcast,  which includes a slide presentation,  will be available live, and archived by 2:30 PM through the
"Investors" section of our Web site, www.homeproperties.com,  under the heading,
"Financial Information."

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt and net asset value. The supplemental  information is available via the Company's Web site, e-mail or via facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and dispositions, and continued access to capital to fund growth.

Home  Properties  is the sixth largest  publicly  traded  apartment  real estate investment trust in the United States. The Company owns, operates,  acquires and rehabilitates apartment communities in selected Northeast, Midwest, Mid-Atlantic
and  Southeast  Florida  markets.   Currently,   Home  Properties  operates  162
communities  containing  47,186 apartment  units. Of these,  42,326 units in 152 communities  are owned directly by the Company;  2,051 units are partially owned and managed by the Company as general  partner,  and 2,809 units are managed for other  owners.  For  more  information,  visit  Home  Properties'  Web  site  at
www.homeproperties.com.

Tables to follow.

                            Avg. Economic
Fourth Quarter Results       Occupancy(c)    Q1 '05        Q1 '05 vs. Q1 '04
----------------------     --------------   --------  --------------------------
                                             Average
                                             Monthly  % Rental  % Rental
                                              Rent/     Rate     Revenue   % NOI
                           Q1 '05  Q1 '04   Occ Unit   Growth    Growth   Growth
                           ------  ------   --------   ------    ------   ------

Core Properties(a)         92.3%    93.6%    $  963     2.7%      1.3%      1.0%

Acquisition Properties(b)  94.9%       NA    $1,029      NA        NA        NA
                           ----     ----     ------     ---       ---       ---

TOTAL PORTFOLIO            92.5%    93.6%    $  967      NA        NA        NA

(a)  Core Properties  includes 139 properties with 39,290  apartment units owned throughout 2004 and 2005.

(b)  Reflects 13 properties with 3,036  apartment  units acquired  subsequent to
     January 1, 2004.

(c)  Average economic  occupancy is defined as total possible rental income, net of vacancy and bad debt expense as a percentage  of total  possible  rental income.  Total  possible  rental income is  determined by valuing  occupied units at contract rates and vacant units at market rents.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                      Three Months Ended
                                                                           March 31
                                                                    ----------------------

                                                                        2005          2004
                                                                        ----          ----

Rental income                                                       $112,958      $105,061
Property other income                                                  5,173         4,593
Interest and dividend income                                              68           152
Other income                                                             588           465
                                                                    --------      --------
     Total revenues                                                  118,787       110,271
                                                                    --------      --------

Operating and maintenance                                             57,511        53,110
General and administrative                                             5,405         4,725
Interest                                                              24,943        20,925
Depreciation and amortization                                         24,196        21,050
Impairment of assets held as General Partner                               -         1,116
                                                                    --------      --------
     Total expenses                                                  112,055       100,926
                                                                    --------      --------
Income from operations                                                 6,732         9,345
Equity in earnings (losses) of unconsolidated affiliates                   -     (538)
                                                                    --------      --------
Income before minority interest and discontinued operations            6,732         8,807
Minority interest in Operating Partnership                          (1,598)    (2,289)
                                                                    --------      --------
Income from continuing operations                                      5,134         6,518
                                                                    --------      --------
Discontinued operations
     Income (loss) from operations, net of minority interest        (5,106)          361
     Gain (loss) on disposition of property, net of minority
Interest                                                                   -     (13)
                                                                    --------      --------
Discontinued operations                                             (5,106)          348
                                                                    --------      --------
Income before loss on disposition of property                             28         6,866
Gain (loss) on disposition of property, net of minority interest           -     (67)
                                                                    --------      --------

Income before cumulative effect of change in accounting principle         28         6,799
Cumulative effect of change in accounting principle, net of
minority interest                                                          -     (321)
                                                                    --------      --------
Net Income                                                                28         6,478
Preferred dividends                                                (1,898)    (1,898)
                                                                    --------      --------
Net income (loss) available to common shareholders                 ($  1,870)    $   4,580
                                                                    ========      ========
Reconciliation from net income (loss) available to common
shareholders to Funds From Operations:

Net income (loss) available to common shareholders                 ($  1,870)    $   4,580
Preferred dividends - convertible preferred stock                        548           548
Real property depreciation and amortization                           23,602        21,151
Real property depreciation - unconsolidated                                -           543
Impairment on general partnership investment - real estate                 -           945
Loss on disposition of property                                            -            50
Minority Interest                                                      1,598         2,289
Minority Interest - income from discontinued operations             (2,521)          179
Gain on disposition of discontinued operations                             -            13

Cumulative effect of change in accounting principle                        -           321
                                                                    --------      --------
FFO (1)                                                             $ 21,357      $ 30,619
                                                                    ========      ========
Weighted average shares/units outstanding:
     Shares - basic                                                 31,785.4      32,321.9
     Shares - diluted                                               32,228.0      32,874.6

     Shares/units - basic(2)                                        47,477.1      48,340.8
     Shares/units - diluted(2)                                      47,919.7      48,893.5

Per share/unit:
     Net income (loss) - basic                                       ($.06)         $.14
     Net income (loss) - diluted                                     ($.06)         $.14

     FFO - basic(3)                                                   $.44          $.62
     FFO - diluted(4)                                                 $.43          $.62
     Operating FFO - diluted, before real estate impairments(5)       $.60          $.62

     AFFO(6)                                                          $.33          $.51
     Operating AFFO - before real estate impairments(5) (6)           $.49          $.51
     Common Dividend paid                                             $.63          $.62

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from disposition of property, minority  interest  and  extraordinary  items plus  depreciation  from real property. This presentation assumes the conversion of dilutive common stock
     equivalents  and  convertible   preferred  stock.  Other  similarly  titled
     measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home Properties,  L.P., which can be converted into shares of common stock.
     Diluted includes additional common stock equivalents.

(3)  FFO for the three months ended March 31, as computed for basic is gross FFO of $21,357 and  $30,619 in 2005 and 2004,  respectively,  less  convertible preferred dividends of $548 for both periods, resulting in FFO for basic of
     $20,809 and $30,071 in 2005 and 2004, respectively.

(4)  Series D is anti-dilutive for both periods presented, therefore the FFO for basic and diluted are the same.

(5)  Operating  FFO is defined as FFO as  computed  in  accordance  with  NAREIT definition,  adjusted for the add-back of real estate  impairment  charges.
     This is presented for a consistent  comparison of how NAREIT defined FFO in
     2003.  There is no  difference  between FFO and Operating FFO for the first quarter of 2004.  Operating  FFO for the first quarter of 2005 is basic FFO of $20,809 plus real estate impairment charges of $7,725, totaling $28,534.
     The diluted  shares/units  used for this  calculation  does not change from those presented above.

(6)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $525 per apartment unit. AFFO is computed by reducing gross FFO for each  period by the share of annual  reserve  for each period of: $5,522 for first  quarter 2005 and $5,442 for first  quarter 2004.  The resulting sum is divided by the weighted average  shares/units on a diluted basis to arrive at AFFO per share/unit.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                       March 31,   December 31,
                                                            2005           2004
                                                     -----------   ------------

Land                                                 $   408,186    $   402,620
Buildings, improvements and equipment                  2,695,288      2,642,570
Real estate held for sale or disposal, net                40,636         78,711
                                                      ----------     ----------
                                                       3,144,110      3,123,901
Accumulated depreciation                             (429,886)   (405,919)
                                                      ----------     ----------
Real estate, net                                       2,714,224      2,717,982

Cash and cash equivalents                                  9,895          7,925
Cash in escrows                                           39,735         43,883
Accounts receivable                                        4,872          6,664
Prepaid expenses                                          18,292         18,224
Deferred charges                                          12,512         13,778
Other assets                                               9,301          8,340
                                                      ----------     ----------
Total assets                                          $2,808,831     $2,816,796
                                                      ==========     ==========
Mortgage notes payable                                $1,688,986     $1,644,722
Line of credit                                            92,000         58,000
Accounts payable                                          18,140         24,600
Accrued interest payable                                   8,493          8,876
Accrued expenses and other liabilities                    21,256         26,750
Security deposits                                         22,838         22,651
                                                      ----------     ----------

Total liabilities                                      1,851,713      1,785,599

Minority interest                                        294,886        310,775
Stockholders' equity                                     662,232        720,422
                                                      ----------     ----------

Total liabilities and stockholders' equity            $2,808,831     $2,816,796
                                                      ==========     ==========

Total shares/units outstanding:

Common stock                                           31,442.7       32,625.4
Operating partnership units                            15,893.1       15,591.3
Series D convertible cumulative preferred stock*          833.3          833.3
                                                      ----------     ----------
                                                       48,169.1       49,050.0

*Potential common shares

                                      # # #

For further information:
------------------------

David P. Gardner,  Executive Vice President and Chief Financial  Officer,  (585)
246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237